EX-FILING FEES

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Sovos Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be paid	$2,417,903,748	(1)(2)	0.0001102	$266,453	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,417,903,748
Total Fees Due for Filing				$266,453
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$266,453

(1)	In accordance with Exchange Act Rule 0-11, the maximum number of securities of Sovos Brands, Inc. (“Sovos”) to which this transaction applies is estimated, as of August 25, 2023, to consist of: (i) 101,329,105 outstanding shares of common stock of Sovos, $0.001 par value per share (“Company Stock”); (ii) 90,559 time-based restricted stock units of Sovos (“Company RSUs”) that are outstanding as of immediately prior to the effective time of the merger (the “Effective Time”) and held by (A) a non-employee director of the Company or (B) any director, officer, employee or individual independent contractor or consultant or other individual service provider of the Company (a “Service Provider”) who is a former Service Provider as of immediately prior to the Effective Time (“Terminating Company RSUs”); (iii) 1,577,906 Company RSUs that are not Terminating Company RSUs; (iv) 15,130 performance-based restricted stock units of Sovos (“Company PSUs”) that are outstanding as of immediately prior to the Effective Time and held by (A) a non-employee director of the Company or (B) any Service Provider who is a former Service Provider as of immediately prior to the Effective Time (“Terminating Company PSUs”); and (v) 1,351,882 Company PSUs that are not Terminating Company PSUs.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of August 25, 2023, based on the sum of: (i) $2,330,569,415, representing the product of 101,329,105 shares of Company Stock, multiplied by $23.00 per share (which is the merger consideration under the merger agreement); (ii) $2,082,857, representing the product of 90,559 shares of Company Stock subject to the Terminating Company RSUs, multiplied by $23.00 per share; (iii) $36,406,236, representing the product of $41.95, being the average of the high and low prices reported on the New York Stock Exchange for the shares of Campbell Soup Company (the “Parent Common Stock”) on August 24, 2023, multiplied by 1,577,906 shares of Company Stock underlying the Company RSUs that are not Terminating Company RSUs, and further multiplied by 0.55 (which is the quotient obtained by dividing (x) $23.00 by (y) the Equity Award Exchange Ratio (as defined below)) and rounded down to the nearest whole share; (iv) $520,881, representing the product of 22,647 shares of Company Stock subject to such Terminating Company PSUs, multiplied by $23.00 per share; and (v) $48,342,359, representing the product of $41.95, being the average of the high and low prices reported on the New York Stock Exchange for the Parent Common Stock on August 24, 2023, multiplied by 2,094,457 shares of Company Stock underlying such Company PSUs that are not Terminating Company PSUs, and further multiplied by 0.55 (which is the quotient obtained by dividing (x) $23.00 by (y) the Equity Award Exchange Ratio) and rounded down to the nearest whole share;

provided that, where applicable, each share of Company Restricted Stock and each Company PSUs is assumed to vest at maximum performance levels as provided for under the merger agreement. Under the merger agreement, the Equity Award Exchange Ratio is a function of a prospective figure, namely, the volume-weighted average closing price per share of Parent Common Stock on the New York Stock Exchange for the five consecutive trading day period ending on the last trading day preceding the closing date of the transaction. For the purposes of this Fee Table, the Registrant has, in accordance with Exchange Act Rule 0-11(a)(4), calculated the Equity Award Exchange Ratio using a figure representing the average of the high and low prices reported for Parent Common Stock on August 24, 2023.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001102.